EXHIBIT 4.7


                               SECOND AMENDMENT TO
                                WARRANT AGREEMENT


         THIS SECOND AMENDMENT (the "Amendment") is entered into as of this __ day of December, 2001 by and between NuWay Energy, Inc. (formerly Latin American Casinos, Inc.), a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, as warrant agent (the "Warrant Agent").


                                    RECITALS

         WHEREAS, the Company and the Warrant Agent have previously entered into a warrant agreement (the "Warrant Agreement") dated as of December 1991 pursuant to which the Warrant Agent agreed to act as the Company's agent with respect to the issuance, transfer, exchange and redemption of 1,875,000 common stock purchase warrants (the "Warrants") sold by the Company in its initial public offering in December 1991;

         WHEREAS, the Warrant Agreement was amended in August 1999 via written agreement between the Company and the Transfer Agent; and

         WHEREAS, the Board of Directors of the Company voted to extend the Warrant Expiration Date as defined in the Warrant Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Capitalized Terms. Capitalized terms used herein but not defined in this Amendment shall have the meaning as set forth in the Warrant Agreement.

         2. Definitions. Section 1 of the Warrant Agreement shall be amended by replacing the existing definition of "Warrant Expiration Date" with the following:

         "Warrant Expiration Date" shall mean 5:00 P.M. (New York time) on December 11, 2002, or the Redemption Date as defined in Section 8, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized or required to close, then 5:00 P.M. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized or required to close. Upon notice to all warrant holders, the Company shall have the right to extend the warrant expiration date.

         3. No Other Amendments. Except as amended hereby, all other provisions of the Warrant Agreement shall remain unmodified and in full force and effect.

         4. Acknowledgement. The Warrant Agent acknowledges that the Registered Holders who have consented to this Amendment are in fact Registered Holders of such number of Warrants as set forth in their respective consent forms according to the records of the Warrant Agent.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment effective as of the date set forth above.



NUWAY ENERGY, INC.                             AMERICAN STOCK TRANSFER
                                               AND TRUST COMPANY


                                               By:
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Todd Sanders, President                        Name:
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                                               Title:
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